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Exhibit 2.2

[LOGO OF TRAVERS SMITH BRAITHWAITE]



                          Dated              2003

                        (1) EFT SERVICES HOLDING B.V.

                        (2) EURONET WORLDWIDE INC.

                     (3) BANK MACHINE (ACQUISITIONS) LIMITED



                                    TAX DEED
                                   relating to
                          EURONET SERVICES (UK) LIMITED

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                                    CONTENTS

Clause                                                                      Page
1.   Definitions and interpretation                                         3
2.   Covenants                                                              8
3.   Exclusions and limitations                                             10
4.   Withholdings and deductions                                            16
5.   Payments received by the Buyer or the Company                          16
6.   Conduct of claims                                                      17
7.   Tax computations                                                       21
8.   Amount of a Liability to Taxation                                      21
9.   Due date for payment                                                   22
10.  Overprovisions and savings                                             23
11.  Buyer's Indemnity                                                      25
12.  General                                                                26
13.  Notices                                                                26
14.  Applicable law and jurisdiction                                        27
15.  Assignment                                                             27
16.  Guarantee                                                              28

The Schedule

    Part I    The Company                                                   31

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THIS TAX DEED is made on                                      2003

BETWEEN:

(1) EFT SERVICES HOLDING B.V., incorporated in the Netherlands whose principal offices are at Officia I, De Boelelaan 7, 1083 HJ Amsterdam, The Netherlands (the "Seller");

(2) EURONET WORLDWIDE INCORPORATED, incorporated in Delaware, USA with registered number 04-280688 and whose principal executive offices are at 4601 College Boulevard, Leawood, Kansas 66211, USA (the "Guarantor");and

(3) BANK MACHINE (ACQUISITIONS) LIMITED, incorporated in England and Wales with registered number 04594943 whose registered office is at Unit 1, The Beacons, Beaconsfield Road, Hatfield, Hertfordshire AL10 8RS (the "Buyer").

WHEREAS:

This Deed is entered into by the parties pursuant to and supplements the Agreement.

THIS DEED WITNESSES as follows:

1.   DEFINITIONS AND INTERPRETATION

1.1 The following words and expressions where used in this Deed have the meanings given to them below:

     Agreement                     the agreement dated as of the date hereof
                                   between the Seller (1) the Guarantor (2) and the Buyer (3).

     Auditors the auditors of the Company from time to time.

     Event includes any event, transaction, act, occurrence, or omission of whatever nature, the acquisition, disposal or realisation of any asset, the making of any claim or election relevant for Taxation purposes, and Completion.

     ICTA 1988                     the Income and Corporation Taxes Act 1988.

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           Plans                  (i)    the Euronet Long Term Incentive Stock
                                  Option Plan adopted by Euronet Worldwide Inc. on December 17, 1996 as amended on October 16, 1997;

                                  (ii) the Euronet Services Inc. (now known as Euronet Worldwide Inc.) Stock Option Plan 1998; and

                                  (iii)  the Euronet Worldwide Inc. 2002 Stock
                                  Incentive Plan.

           Profits includes income, profits, gains (including capital gains) or the value of supplies and any other consideration, value or receipts used or charged for taxation purposes.

           Relief any relief, exemption, allowance, set-off, deduction or credit relevant to the computation of any liability to make a payment of or relating to Taxation.

           Taxation all taxes, duties (including stamp duties), charges, levies, imposts, withholdings or amounts in the nature thereof (including, without limitation, national insurance contributions and any social taxes of whatsoever nature) whenever and by whatever authority imposed and whether of the United Kingdom or elsewhere, irrespective of the person against or to which any such taxes, duties, charges, levies, imposts, withholdings or amounts in the nature thereof are directly or primarily chargeable, together with all interest, fines, penalties, surcharges and charges incidental or relating to the imposing of any of such taxes, duties, charges, levies, imposts, withholdings or amounts in the nature thereof.

           Taxation Authority     any taxation or other authority (whether
                                  within or outside the United Kingdom)
                                  (including, without limitation, the Inland
                                  Revenue and H M Customs

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                            and Excise) with authority or jurisdiction to
                            administer Taxation.

     TCGA 1992              Taxation of Chargeable Gains Act 1992.

1.2  In this Deed:

     1.2.1 A reference to "Liability to Taxation" means any of the following:

               (a) a liability to, or to make a payment of Taxation (an "A Liability");

               (b) the application of all or part of any Relief in computing either Profits earned, accrued or received on or before Completion or Taxation arising in respect of any Event on or before Completion in circumstances where the Relief was not available before Completion but arises in respect of any Event occurring or period ending after Completion and where but for such application the Company would have been liable to make a payment of or relating to Taxation in respect of which the Buyer would have been able to make a claim under this Deed (a "B Liability");

               (c) the loss or setting off against any liability to make a payment of or relating to Taxation (for which no provision has been made in preparing the 2002 Audited Accounts and in respect of which but for such setting off the Buyer would have been able to make a claim under this Deed) of all or part of a right to repayment of Taxation which has been treated as an asset of the Company in preparing the 2002 Audited Accounts (a "C Liability"); and

               (d) the loss of all or part of any Relief, or the application of all or part of any Relief in computing Profits or Taxation, where that Relief:-

                    (i) has been taken into account as an asset of the Company in preparing the 2002 Audited Accounts or in computing (and so reducing) any provision relating to Taxation which appears in the 2002 Audited Accounts (or which but for the presumed availability of such Relief would have appeared in the 2002 Audited Accounts); or

                    (ii) arises on or before Completion and would have been available to carry forward as a trading loss (the "Trading

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                                   Losses") but for the application of all or
                                   part of that Relief in computing profits earned, accrued or received for the purposes of corporation tax on or before Completion,

                                   in circumstances where the Relief would (were it not for the said loss or application) have been available in full to the Company (a "D Liability").

           1.2.2 A reference to a "Tax Assessment" means any notice, demand, assessment, return, 2002 Audited Accounts, letter or other document or action taken indicating that (including, without limitation, a notice to enquire into any return):

                         (a) the Buyer or the Company is or may be placed under a liability to make a payment of or in respect of Taxation; or

                         (b) any Relief or right to repayment of Taxation of or surrendered to the Company is or may be (whether in whole or in part) lost, set-off or applied in computing Profits or Taxation; or

                         (c) any of the assets of the Company (including any shares in the Company) are subject to any charge or any power of sale, mortgage or charge resulting from or in consequence of any liability to inheritance tax;

                         in respect of which a claim may be made under this Deed.

           1.2.3 References to Profits earned, accrued or received include Profits deemed to have been or treated as earned, accrued or received for taxation purposes.

           1.2.4 References to Profits being earned, accrued or received on or before a particular date or in respect of a particular period shall include Profits deemed for taxation purposes to have been earned, accrued or received on or before that date or in respect of that period.

           1.2.5 References to any payment, dividend or distribution shall include anything which is deemed to be a payment, dividend or distribution for taxation purposes.

           1.2.6 References to any payment, dividend or distribution paid or made on or before a particular date shall include:

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                         (a)       any payment, dividend or distribution which
                                   on or before that date has fallen due to be made; and

                         (b) any Event which has occurred on or before that date and which is deemed to be a payment, dividend or distribution.

           1.2.7 In determining for the purposes of clause 2.6 whether a charge on or power to sell, mortgage or charge any of the shares or assets of the Company exists at any time the fact that any Taxation is not yet payable or may be paid by instalments shall be disregarded and such Taxation shall be treated as becoming due and a charge or power to sell, mortgage or charge as arising on the date of the transfer of value or other date or Event on or in respect of which it becomes payable or arises and the provisions of section 213 of the Inheritance Tax Act 1984 shall not apply thereto.

           1.2.8 References to something being deemed or treated "for taxation purposes" in a certain way shall mean that for the purposes of any relevant applicable legislation or decided case law relating to or having reference to Taxation such things are deemed or treated in the way described.

           1.2.9 References to clauses and the Schedule are (unless otherwise stated) to clauses of and the Schedule to this Deed. Headings are for convenience only and shall not affect the construction or interpretation of this Deed.

           1.2.10 General words introduced by the word "other" shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things and general words and defined terms shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

           1.2.11 References to any statute or statutory provision shall be construed so as to include firstly a reference to such statute or statutory provision as in force at the date of this Deed and as respectively re-enacted or consolidated, and secondly a reference to any statute or statutory provision of which such statute or statutory provision is a re-enactment or consolidation.

           1.2.12 References to a "person" shall include references to any person, unincorporated association, body of persons, partnership, trust or company.

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           1.2.13        The terms "2002 Audited Accounts", "2002 Audited
                         Accounts Date", "Business Day", "Completion", "Completion Date", "Seller's Solicitors", "US Dollar or $" and "Warranties" shall have the meanings attributed to them in the Agreement.

2.         COVENANTS

2.1 Subject to the exclusions and limitations in clause 3, the Seller hereby covenants to pay to the Buyer the amount of any Liability to Taxation suffered by the Company resulting from or in respect of:

           2.1.1 any Event occurring or deemed, for taxation purposes, to have occurred on or before Completion; or

           2.1.2 any Profits earned, accrued or received in respect of any period ending on or before Completion.

2.2 Without prejudice to the generality of clause 2.1 and subject to the exclusions and limitations in clause 3, the Seller covenants to pay to the Buyer the amount of any liability of the Company to pay any amount pursuant to an indemnity guarantee covenant or legally binding agreement entered into before Completion under which the Company has agreed to meet or pay a sum equivalent to or by reference to either its own Liability to Taxation or any other person's liability to Taxation (construing "liability to Taxation" to include the loss or application in calculating profits or Taxation of a Relief and the loss or setting off of a right to repayment of Taxation).

2.3 Without prejudice to the generality of clause 2.1 and subject to the exclusions and limitations in clause 3, the Seller covenants to pay to the Buyer any liability in respect of income tax or national insurance contributions (including the amount of any interest, penalty, charge, surcharge or fine) suffered by the Company as a result of the exercise of any option or award granted before Completion to an employee of the Company, including without limitation options or awards granted under the Plans, save to the extent that such liability has been discharged out of moneys received by the Company from such employees.

2.4 Without prejudice to the generality of clause 2.1 and subject to the exclusions and limitations in clause 3, the Seller covenants to pay to the Buyer the amount of all third party costs and expenses reasonably incurred or payable by the Buyer or the Company in connection with any Liability to Taxation for which a claim is successfully made by the Buyer under this Deed.

2.6 Without prejudice to the generality of clause 2.1 and subject to the exclusions and limitations in clause 3, the Seller covenants to pay to the Buyer the amount of any

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           liability to Taxation suffered by the Buyer or the Company as a result of any inheritance tax which:

           2.6.1 is at Completion a charge on any of the shares or assets of the Company or gives rise to a power to sell, mortgage or charge any of the shares or assets of the Company; or

           2.6.2 after Completion becomes a charge on or gives rise to a power to sell, mortgage or charge any of the shares or assets of the Company being a liability in respect of additional inheritance tax payable on the death of any person within seven years after a transfer of value if a charge on or power to sell, mortgage or charge any such shares or assets existed at Completion or would, if the death had occurred immediately before Completion and the inheritance tax payable as a result of such death had not been paid, have existed at Completion; or

           2.6.3 arises as a result of a transfer of value occurring on or before Completion (whether or not in conjunction with the death of any person whenever occurring) which increased or decreased the value of the estate of the Company.

2.7 Without prejudice to the generality of clause 2.1 and subject to the exclusions and limitations in clause 3, the Seller covenants to pay to the Buyer the amount of any payment made by the Company to meet any liability to Taxation of any employee of the Company arising under section 144A ICTA 1988, in circumstances where the Event giving rise to the liability to Taxation under section 144A ICTA 1988 occurred on or before Completion.

2.8 Without prejudice to the generality of clause 2.1 and subject to the exclusions and limitations in clause 3, the Seller covenants to pay to the Buyer the amount of any Liability to Taxation suffered by the Company:-

           2.8.1 pursuant to Schedule 28AA ICTA 1988 on or before Completion; or

           2.8.2 resulting from or in respect of any failure on or before Completion by the Company to deduct Taxation from any payment made by the Company to any person which ought to have been made under deduction of Taxation or any failure on or before Completion by the Company to properly and punctually account to the relevant taxation authority for any Taxation deducted; or

           2.8.3 resulting from or in respect of the restriction or disallowance of any deduction claimed or taken into account in computing profits (for

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                         taxation purposes) in respect of interest payments made
                         by the Company to the Seller on or before Completion in respect of any intercompany loans; or

           2.8.4 resulting from or in respect of any failure by the Company on or before Completion to perform an annual adjustment, using a partial exemption method which produces a fair and reasonable result in accordance with section 26 Value Added Taxes Act 1994 and the Value Added Tax Regulations 1995 (SI 1995/2518); or

           2.8.5 resulting from or in respect of any failure by the Company on or before Completion to account for Value Added Tax in respect of any services received from outside the United Kingdom on or before Completion, which are deemed to be made by the recipient for the purposes of section 8 Value Added Taxes Act 1994.

2.9 Any payment made by the Seller to the Buyer under this Deed shall, so far as lawfully possible, be a reduction in the consideration payable by the Buyer to the Seller under the Agreement.

3.         EXCLUSIONS AND LIMITATIONS

3.1 The covenants in clause 2 shall not apply to and the Seller shall have no liability to the Buyer in respect of any claim under Part XVI of Schedule 3 of the Agreement to the extent that:

           3.1.1 provision or reserve (other than provision or reserve for deferred Taxation) specifically in respect of that liability was made in the 2002 Audited Accounts or to the extent that such provision or reserve is insufficient because of an increase in rates of Taxation or any variation in the method of applying or calculating the rate of Taxation on or after Completion with retrospective effect;

           3.1.2 the amount of that liability arises or is increased as a result only of any change in the law, any judicial decision or published practice of a Tax Authority occurring after Completion with retrospective effect; or

           3.1.3 an amount in respect of that liability has been recovered pursuant to the warranties and obligations contained in the Agreement or any undertaking or misrepresentation in respect of the same Liability to Taxation or has already been recovered under this Deed.

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           3.1.4         the Liability to Taxation was discharged on or before
                         Completion and such discharge was taken into account in preparing the 2002 Audited Accounts;

           3.1.5 it would not have arisen but for a voluntary act, transaction or omission of or suffered by the Company or the Buyer or any successor in title of either of them after Completion unless such act transaction or omission occurs:-

                         (a) pursuant to a legally binding obligation of the Company entered into prior to Completion; or

                         (b)       with the written approval of the Seller; or

                         (c) in the ordinary course of business of the Company and for this purpose the following shall not be regarded as in the ordinary course of business:

                                   (i) any diminution, cessation, transfer or change in the nature or conduct of any trade of the Company; or

                                   (ii)   any transaction other than on arm's
                                          length terms with any person who is a
                                          participator or an associate of a
                                          participator of the Company within
                                          ICTA section 417.

           3.1.6 it would not have arisen but for any change after Completion in the bases upon which the accounts of the Company are prepared and/or in the policies or practice adopted in the preparation of such accounts or in the accounting reference date of the Company other than:-

                         (a) at the written request or with the written agreement of the Seller; or

                         (b) if mandatory to comply with generally accepted accounting practice in the United Kingdom (other than such practice announced after Completion and with retrospective effect); or

           3.1.7 the Liability to Taxation to which it relates has been discharged by someone other than the Buyer or the Company, or the Company has otherwise been compensated for it in either case at no cost to the Company or the Buyer;

           3.1.8 it would not have arisen but for the fact that the treatment of any assets or liabilities or of Taxation attributable to timing differences in future

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                         accounts of the Company is different from the treatment
                         in the 2002 Audited Accounts;

           3.1.9 such Liability to Taxation would not have arisen or would have been reduced or eliminated but for the failure or omission on the part of the Company or of the Buyer to procure that the Company is to make any claim, election, surrender or disclaimer or given any notice or consent or do any other thing which was taken into account in computing any provision or reserve for Taxation in the 2002 Audited Accounts and which the Seller has notified to the Buyer in writing within a reasonable time to allow the Buyer to make such claim, election, surrender or disclaimer and in any event on or before the date which is ten Business Days before such claim, election, surrender or disclaimer is required to be made;

           3.1.10 the Liability to Taxation arises as a result of the Buyer's or the Company's failure to comply with its obligations in accordance with the provisions of clause 6 (Conduct of Claims);

           3.1.11 the Liability to Taxation would not have arisen but for a failure by the Company to utilise a Relief arising in respect of an Event occurring on or before Completion other than:-

                         (a) a Relief taken into account as an asset of the Company in computing the 2002 Audited Accounts or in computing (and so reducing or eliminating) any provision relating to Taxation which appears in the 2002 Audited Accounts if such Relief is available to be used or would have been available to be used but for the disclaimer by the Company of capital allowances available on or before Completion to the Company (save to the extent that the disclaimer of such allowances has been taken into account to reduce or eliminate any Liability to Taxation under this Deed pursuant to clause 3.1.15); or

                         (b)       the Trading Losses,

                         against any profit, gain or Taxation arising from the matters which would but for this clause 3.1.11. have given rise to a Liability to Taxation or would have been available to be so used had it not been used against any profit, gain or Taxation arising from a matter which occurred after Completion;

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           3.1.12        the Liability to Taxation arises as a result of any
                         action taken at the written request or with the written approval of the Buyer;

           3.1.13 any Liability to Taxation is on account of interest, penalty, surcharge or fine which arises by reason of any failure or delay on the part of the Buyer or the Company or any successor in title of any of them in paying over to the relevant Taxation authority any payment hereunder made by the Seller;

           3.1.14 the Liability to Taxation would not have arisen but for the making of any claim, election, surrender or disclaimer or the giving of any notice or consent or the doing or any other thing by the Company or the Buyer or their agents under the provisions of any enactment or regulation relating to Taxation after Completion (other than where, the making, giving or doing of which was taken into account in the 2002 Audited Accounts);

           3.1.15 the Liability to Taxation would not have arisen but for a disclaimer by the Company on or before Completion of capital allowances available to the Company before Completion;

           3.1.16 the Liability to Taxation is increased or arises as a direct result of timely notice in writing of any Tax Assessment not being given to the Seller in accordance with Clause 6.1 of this Deed;

           3.1.17 the Liability to Taxation is an amount of (pounds)23,437.73 payable by the Company to the Inland Revenue on 14 January 2003 in respect of income tax and employees national insurance contributions (which can be discharged out of moneys deducted from sums paid by the Company to employees of the Company) and employers' national insurance contributions arising as a result of the provision of emoluments, earnings, payments or other benefits to employees of the Company in the ordinary course of business of the Company on or before Completion; or

           3.1.18 the Liability to Taxation arises in consequence of an Event which has occurred since the 2002 Audited Accounts Date in the ordinary course of business of the Company, provided that none of the following shall be regarded as arising in the ordinary course of business of the Company.

                         (a) the payment of any dividend or the making of any distribution; or

                         (b) the disposal or realisation or acquisition of any asset (including, without limitation, trading stock) in circumstances where, and

                                       13

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                                   only to the extent that, the consideration
                                   (if any) actually received (or due to be received) or given (or due to be given) for such disposal or realisation or acquisition is less than (or in the case of an acquisition, more than) the consideration deemed to be or have been received or given for taxation purposes; or

                         (c) the supply or receipt of any service or business facility of any kind (including, without limitation, a loan of money or the letting, hiring, licensing or creation of any tangible or intangible property or rights) in circumstances where, and only to the extent that, the consideration received (or due to be received) or given (or due to be given) is less than (or in the case of a receipt of a service or facility, more than) the consideration which is deemed to be received or given for taxation purposes; or

                         (d) any Event which gives rise to deemed (as opposed to actual) Profits; or

                         (e) any Event which results in a Company becoming liable to pay or bear a Liability to Taxation directly or primarily chargeable against or attributable to another person; or

                         (f) any supply of goods or services made by the Company in circumstances where the supply was stated or agreed, under the terms of the contract or on the invoice, receipt or other document relating to the supply, to be exempt or zero-rated for value added tax purposes or outside the scope of value added tax but which is subsequently determined or found to have been a standard-rated supply; or

                         (g) the release or waiver of all or part of a debt; or

                         (h) the payment of any sum in respect of which an amount should have been withheld in respect of Taxation but has not in fact been withheld; or

           3.1.19 the Liability to Taxation arises in respect of income tax and national insurance contributions for which the Company is required to account to any Taxation Authority as a result of the exercise of any option or award granted under the Plans before Completion and exercised after Completion in consequence of a failure by the Company or Buyer to properly operate PAYE or national insurance contributions, provided

                                       14

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                         that this clause 3.1.19 shall not apply to the exercise
                         of any option or award in respect of which the Seller has not given timely notice of exercise to the Buyer;
                         or

           3.1.20 the Liability to Taxation arises in respect of income tax and national insurance contributions for which the Company is required to account to any Taxation Authority as a result of the exercise before Completion of any option or award granted under the Plans before Completion to Ronald Delveno.

           3.1.21 the Liability to Taxation would not have arisen but for the application of section 768 or section 768A ICTA 1988 in respect of an Event occurring on or after Completion.

           3.1.22 the Liability to Taxation is a D Liability which would not otherwise have arisen but for the application of the Trading Losses, if and to the extent that, the Liability to Taxation arises or is increased as a result of any case decided after Completion, increase in rates of Taxation, or imposition of new Taxation legislation, or any change in applicable law, regulation or regulatory requirement, or Inland Revenue published practice.

3.2        Notwithstanding anything in this Deed to the contrary:

           3.2.1 the Seller shall not be liable for any claim or claims under this Deed in respect of a Liability to Taxation which is or may be assessed on the Company unless written particulars thereof giving reasonable details of the specific matters in respect of which any such claim is made shall have been given to the Seller no later than the date which is six years and six months after the Completion Date;

           3.2.2 the aggregate liability of the Seller for all claims against the Seller under the Warranties and under this Deed shall be limited to (pounds)20,312,500 (excluding Relevant Costs (as defined in clause 3.3). For the purposes of this limit, the liability of the Seller shall be deemed to exclude the amount of all costs, expenses and other liabilities (together with any VAT thereon) payable by it in connection with the satisfaction, settlement or determination of any such claim;

           3.2.3 claims in the amount of (pounds)3,125 or less (excluding Relevant Costs (as defined in clause 3.3) shall be deemed not to be claims and, accordingly, no liability whatsoever shall attach to the Seller in respect of such claims.

                                       15

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                         Where more than one claim arises out of the same facts
                         or circumstances all such claims shall be aggregated together for the purposes of this clause 3.2.3.

3.3 No liability shall attach to the Seller for any claim under this Deed unless the aggregate amount of such claim, when taken together with the amount of all other claims under this Deed (excluding reasonable legal costs and any other costs and expenses incurred in ascertaining the existence or amount of such claims ("Relevant Costs"), exceeds (pounds)31,250 (the "Threshold") and if the aggregate amount of such claims shall exceed the Threshold the Seller shall be liable for the whole of such aggregate amount and not merely for the amount in excess of the Threshold.

3.4 Paragraph 4 of the Agreement shall apply to limit the liability of the Seller under this Deed as if they were set out in full in this Deed.

4.         WITHHOLDINGS AND DEDUCTIONS

4.1 All sums payable by either party under this Deed or under the Agreement shall be paid free and clear of all deductions or withholdings whatsoever save only as may be required by law. If any such deductions or withholdings are required by law the payer shall pay such sum as will, after such deduction or withholding has been made, leave the amount which would have been received in the absence of any such requirement to make a deduction or withholding.

4.2 In the event that any sum paid as a result of the obligations contained in this Deed or in the Agreement is or will be subject to Taxation the Seller shall pay such sum as will, after payment of the Taxation so charged, leave a sum equal to the amount that would otherwise be payable under any such obligation.

5.         PAYMENTS RECEIVED BY THE BUYER OR THE COMPANY

5.1 If any payment is made by the Seller in full discharge of a liability which has arisen under this Deed in respect of a Liability to Taxation or pursuant to the Warranties relating to Taxation then:

           5.1.1 if the Buyer or the Company, as the case may be, subsequently receives from any person other than the Buyer, the Company or any person connected with any of them for taxation purposes a payment, credit or set off in respect of the Taxation in question (such payment or credit being received by virtue of a legal right), the payment or credit shall be dealt with in accordance with clause 5.2; or

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

           5.1.2 if the Buyer or the Company is entitled to a payment or credit in respect of the Taxation in question from any person other than the Buyer, the Company or any person connected with any of them for taxation purposes or at some subsequent date becomes entitled to such payment or credit, then the Buyer shall promptly notify the Seller in writing of the entitlement and shall, if so required by the Seller and at the Seller's sole expense and upon the Seller providing such security as the Buyer shall reasonably require against all costs and expenses to be incurred, take or procure that the Company shall take all appropriate steps to enforce that entitlement (keeping the Seller fully informed of the progress of any action taken) and any payment or credit received shall be dealt with in accordance with clause 5.2.

5.2 Where it is provided under clause 5.1 that a payment or credit is to be dealt with in accordance with this clause:

           5.2.1 in the case of a payment, the Buyer shall, within five Business Days of receipt, pay to the Seller the amount of the payment received less any Taxation payable by the Buyer or the Company in respect of the amount received and less any reasonable out-of-pocket costs, charges and expenses of recovery actually incurred;

           5.2.2 in the case of a credit or set off, the Buyer shall, within five Business Days of the date on which Taxation would otherwise have been payable had such credit not been available, pay to the Seller an amount equal to the amount of such Taxation less any reasonable out-of-pocket costs, charges and expenses actually incurred associated with obtaining the benefit of that credit;

           subject to a maximum of the payment referred to in clause 5.1 made by the Seller under this Deed.

6.         CONDUCT OF CLAIMS

6.1 If the Buyer or the Company becomes aware of a Tax Assessment relevant for the purposes of this Deed, the Buyer shall as soon as is reasonable give written notice of the Tax Assessment to the Seller (and in any case within 10 Business Days) but so that the giving of such notice shall not be a condition precedent to the liability the Seller. Such notice shall where relevant specify any time limit for the Seller's response. If the Seller shall indemnify and secure the Company to the Buyer's reasonable satisfaction against all losses, costs, damages and expenses (including, without limitation, interest on overdue Taxation and any Taxation which has to be paid before a Tax Assessment can be appealed) which may be incurred, the Buyer shall, or shall procure that the Company shall, take such action and give such information and assistance in connection with the affairs of the Company as the Seller may reasonably and promptly by written notice to the Buyer request to resist, appeal or compromise the Tax Assessment.

6.2 The Buyer shall not be obliged to procure that the Company appeals against any Tax Assessment if, having given the Seller written notice of the receipt of that Tax Assessment in accordance with clause 6.1, it has not within ten Business Days of the giving of such notice received instructions in writing from the Seller, in accordance with clause 6.1, to make that appeal.

6.3 The Seller shall not be entitled to request that the Buyer takes or procures the taking of any action under this clause 6 if in respect of any Tax Assessment notified under clause 6.1 which involves either the Seller, or the Company whilst it was under the control of the Seller in the commission of acts or omissions which may constitute fraud or misfeasance.

6.4 For the avoidance of doubt the actions which the Seller may reasonably request under clause 6.1 shall include without limitation the Company applying to postpone (so far as legally possible) the payment of any Taxation or the application of Reliefs (arising in respect of an Event occurring on or before Completion other than a Relief taken into account as an asset of the Company in completing the 2002 Audited Accounts or in compiling any provision relating the Taxation which appears in the 2002 Audited Accounts and the Seller shall be entitled under clause 6.1 to request that it be allowed to take on or take over the conduct of all or any proceedings arising in connection with the Tax Assessment in question. The Buyer shall promptly, and shall procure that the Company shall provide such information and assistance as the Seller may reasonably require in connection with the preparation for and conduct of those proceedings.

6.5 If the Seller elects to have conduct of a Tax Assessment in accordance with the provisions set out above:-

           6.5.1 the Buyer shall be kept fully informed of all matters pertaining thereto and all steps proposed to be taken by the Seller and shall be entitled to receive copies of all material correspondence in connection with the Tax Assessment in question and shall provide the Buyer with a reasonable opportunity to comment thereon. The Seller shall not unreasonably refuse to accept any such comments;

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

     6.5.2 the appointment of solicitors and/or professional advisers to act on behalf of the Company shall be subject to the prior approval of the Buyer (such approval not to be unreasonably withheld or delayed);

     6.5.3 no material written communication shall be forwarded to any Taxation Authority which is or may be the subject to a claim under this Deed without the prior written approval of the Buyer (such approval not to be unreasonably withheld or delayed);

     6.5.4 the Seller shall keep the Buyer informed of proposed meetings or material telephone communications with any relevant third party and allow a representative appointed on behalf of the Buyer to attend such meetings or participate in such telephone communications;

     6.5.5 the Seller shall not make any settlement or compromise of any Taxation Assessment unless the have first notified the Buyer and the Company of the terms of such proposed settlement or compromise and the Buyer has given its consent in writing to such settlement or compromise (such consent not to be unreasonably withheld or delayed) but if such consent is refused the Seller's liability under the Tax Deed relative to that Taxation Assessment shall be limited to a maximum of the amount for which the Seller would have been liable if such consent had been forthcoming;

     6.5.6 the Seller shall not be entitled to resist any Taxation Assessment before any High Court or other equivalent appellate body in a jurisdiction outside the United Kingdom unless it has been advised by Tax Counsel at the expense of the Seller after disclosure of all relevant information and documents, that it is reasonable to resist the Tax Assessment in the manner proposed by the Seller.

6.6 In the event that the Seller has not requested in writing that it be allowed to take on or take over the conduct of all or any proceedings arising in connection with the Tax Assessment in question:-

     6.6.1 the Buyer shall, and shall procure that the Company shall, provide the Seller with copies of all material correspondence entered into and notes of any conversations or meetings with any Taxation Authority to the extent that such correspondence or notes relate to the Tax Assessment in question;

     6.6.2 the Buyer shall, and shall procure that the Company shall, provide the Seller with drafts of all material correspondence in relation to the Tax Assessment in question and shall provide the Seller with an opportunity to comment thereon. The Buyer shall not unreasonably refuse to accept any such comments;

           6.6.3 the Company or the Buyer (as the case may be) shall not be at liberty without reference to the Seller to admit, compromise or otherwise deal with any Tax Assessment unless the Seller serves a notice on the Buyer to the effect that they consider that the Tax Assessment should no longer be resisted.

6.7 The Buyer shall be obliged to apply any Relief arising in respect of an event occurring on or before Completion other than a Relief taken into account or an asset of the Company in the 2002 Audited Accounts or in computing any provision relating to Taxation which appears in the 2002 Audited Accounts to discharge any Liability to Taxation under this Deed except to the extent that such application would itself give rise to a Liability to Taxation under this Deed which could not be discharged or relieved by the relevant Reliefs.

6.8 The Buyer shall not and shall procure that the Company shall not agree to the extension of any time limit for the making of enquiries into the Taxation affairs of the Company for periods ending on or prior to Completion other than with the express prior written consent of the Seller (not to be unreasonably withheld or delayed).

6.9 If the Buyer proposes to seek any ruling from HM Customs & Excise (a "Ruling") in relation to the VAT treatment of any supply made or deemed made by the Company before Completion, or any supply made for VAT purposes after Completion, where the subject matter of the ruling may affect the treatment of any supply made or deemed made before Completion:-

     6.9.1 any document or correspondence in connection with the Ruling shall be submitted in draft form to the Seller for comments and the Seller or its duly authorised agent shall provide comments within 15 Business Days of such submission. If the Buyer or its duly authorised agent have not received any comments within 20 Business Days, the Seller shall be deemed to have approved such draft document;

     6.9.2 the Buyer shall take account of all reasonable written comments or suggestions which the Seller or its duly authorised agent may have on such document or correspondence;

     6.9.3 the Seller shall be kept fully informed of all matters pertaining thereto and shall be entitled to receive copies of all material correspondence in connection therewith;

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

     6.9.4 the Buyer shall keep the Seller informed of proposed meetings or material telephone conversations with any relevant third party and allow a representative appointed on behalf of the Seller to attend such meetings or participate in such telephone communications.

7.   TAX COMPUTATIONS

7.1 The Seller shall be responsible for (at their own expense) of preparing and submitting returns and Taxation computations of the Company in respect of any accounting periods ended or on prior to the 2002 Audited Accounts Date (the "outstanding returns").

7.2 All such returns and computations shall be submitted in draft form to the Buyer for comments. The Buyer, or its duly authorised agent, shall provide comments, if any within 15 Business Days of such submission. If the Seller shall not have received any comments within 20 Business Days the Buyer and its duly authorised agent shall be deemed to have approved such draft documents. The Seller shall take account of all reasonable written comments or suggestions which the Buyer or its duly authorised agent may have on the preparation of such computations, documents or correspondence.

7.3 The Buyer shall procure that the Company shall give any authorisation a signature reasonably required by the Seller or its agents for the purposes of this clause 7.

7.4 The Seller and the Buyer shall and the Buyer shall procure that the Company shall each respectively provide (or procure the provision of) to the other or their duly authorise agents all information and assistance which may reasonably be required to prepare and submit all outstanding returns including all claims and elections made in connection therewith. For the avoidance of doubt, the actions which the Seller may reasonably request under this clause shall include the Company applying to postpone (so far a legally possible) the payment of any Taxation but the Seller shall not be entitled under this clause to request that it or its agent be allowed to take on or take over the conduct of all or any proceedings arising in connection with the agreement of the outstanding returns other than in accordance with clause 6.

8.   AMOUNT OF A LIABILITY TO TAXATION

     The amount of a Liability to Taxation in respect of which the Seller becomes liable to pay an amount to the Buyer under clause 2 shall be as follows:

8.1  in the case of an A Liability, the amount of such payment;

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

8.2 in the case of a B Liability, the amount of Taxation saved as a consequence of the application of the Relief;

8.3 in the case of a C Liability, the amount of the repayment which would otherwise have been obtained or the amount by which such repayment is reduced, as the case may be;

8.4  in the case of a D Liability:

     8.4.1 in respect of a loss of a Relief, the amount of Taxation which would have been saved had such Relief been available on the assumption that the Company's Profits or Taxation are such that the Relief could have been fully utilised in computing such Profits or Taxation;

     8.4.2 in respect of an application of a Relief (other than the Trading Losses), the amount of Taxation saved as a consequence of that application;

     8.4.3 in respect of the application of the Trading Losses, the amount of Taxation which would otherwise have been saved but for the application of the Trading Losses.

9.   DUE DATE FOR PAYMENT

9.1 Subject to clauses 9.2 to 9.4, where a Liability to Taxation to which this Deed applies involves a liability of the Buyer or the Company to make a payment or increased payment of Taxation (including, without limitation, any case where a payment under this Deed itself results in further Taxation becoming due), the Seller shall pay to the Buyer the amount claimed on or before the date which is the later of the date five Business Days after demand is made by the Buyer and the fifth Business Day prior to the date on which the Taxation in question is payable to the relevant Taxation Authority.

9.2 Subject to clauses 9.3 and 9.4, where a Liability to Taxation to which this Deed applies arises as a result of the application of all or part of the Trading Losses in computing Profits or Taxation the Seller shall pay to the Buyer the amount claimed on or before the date which is the later of the date five days after demand is made by the Buyer and the date or dates which are five days before the date or dates when the Taxation which would have been saved but for the application of such Trading Losses in computing Profits or Taxation is due and payable to the relevant Taxation Authority (the "Trading Losses Due Date").

9.3 If the Trading Losses Due Date would have been deferred but for the disclaimer or election to reduce capital allowances available on or before Completion by the Company the Seller shall pay to the Buyer the amount claimed on or before the date when the Taxation which would have been saved but for the application of the Trading Losses in computing Profits or Taxation would have been due and payable to the relevant Taxation Authority if such disclaimer or election had not been made.

9.4 The Buyer agrees to and to procure that the Company shall make such claims, elections, surrenders or disclaimers, or utilise such Reliefs arising in respect of an Event occurring after Completion in the normal course of prudent management of its tax affairs.

9.5 In all other cases where there is a Liability to Taxation to which this Deed applies and in a case where any other amount is claimed by the Buyer under this Deed, the Seller shall pay to the Buyer the amount or amounts claimed on or before the date which is five Business Days after demand is made by the Buyer to the Seller.

9.6 Any sums not paid by either party on the due date for payment of the same shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) from the due date for payment at the rate per annum of the base rate of National Westminster Bank Plc applicable from time to time (or in the absence of such rate at such similar rate as the payee shall select) plus 4% to and including the day of actual payment of such sums, such interest to be compounded quarterly. Such interest shall be paid on the demand of the Buyer.

10.  OVERPROVISIONS AND SAVINGS

10.1 If the Buyer discovers or, if the Auditors shall give an opinion whether at the request of the Seller or otherwise:-

     10.1.1 that any provision for Taxation in the 2002 Audited Accounts may be an overprovision, as defined in clause 10.7 (an "Overprovision");

     10.1.2 that any Liability to Taxation in respect of which the Seller has made a payment under this Deed has given rise to a saving, as defined in clause 10.6 by the Company which would not otherwise have arisen (a "Saving");

     10.1.3 that the Company has received payment in respect of Taxation to which it was entitled where such entitlement was not shown as an asset in the 2002 Audited Accounts (a "Repayment").

     the Buyer shall give or shall procure that the Company gives full details to the Seller. If the parties cannot reach agreement as to the amount of the Overprovision or Repayment or the value of the Saving, the Buyer shall (at the Seller's request and expense) procure that the Auditors shall certify such amount or value and that the

       Seller is provided, on request, with such information as it reasonably requires to check the accuracy of the certificate.

10.2   If the Seller:

       10.2.1 shall have made a payment to the Buyer under this Deed (including for the avoidance of doubt a payment referred to in clause 10.6.1(b) and 10.6.2(b)) then the Buyer shall pay to the Seller an amount equal to the lesser of the amount of the liability in respect of which a payment was made and the amount or value Overprovision, Repayment or Saving;

       10.2.2 shall have made no payment to the Buyer under this Deed or the amount or value of the Overprovision, Repayment or Saving exceeds the amount of any such payment (an "Excess Saving") already made, the Buyer shall set such Overprovision, Repayment or Saving, or Excess Saving, off against future liabilities of the Seller arising under this Deed.

10.3 Any payment to be made by the Buyer under Clause 10.2 shall be made within 10 days of the Auditors' opinion being deemed to have been received by the Buyer in accordance with clause 13 (Notices).

10.5 If any party to this Deed shall disagree with the Auditor's opinion that party may refer the matter (with the consent not to be unreasonably withheld or delayed of the other parties) to a firm of independent chartered accountants which shall then provide an opinion as to the amount or value of the Overprovision, Repayment or Saving, if any, and such opinion shall be binding on the parties in the absence of manifest error; provided that if the parties hereto cannot agree on a firm to be appointed they shall refer the matter to the President for the time being of the Institute of Chartered Accountants in England and Wales who shall nominate an independent firm whose opinion shall be binding on the parties in the absence of manifest error.

10.6 In clause 10.1.2 "Saving" means the reduction of any Liability to Taxation by virtue of the set-off against such liability or against any income, profits or gains of any Relief arising as a result of a Liability to Taxation in respect of which the Seller has made payment under this Deed or the Warranties or obtaining a Relief which would not otherwise have been available.

       10.6.1  If and to the extent that:-

               (a) any expenditure by the Company or provision or reserve for or on account of any matter has been treated as deductible or allowable for Taxation purposes in computing any provision, reserve or allowances for Taxation in the 2002 Audited Accounts; and

               (b) the Seller has made a payment under this Deed because the expenditure, provision or reserve or a part of it is not deductible in respect of the accounting period in which it was treated as deductible or available but is deductible or available in another accounting period, the value to the Company of the deduction or allowance obtained in the relevant accounting period in respect of the expenditure, provision or reserve whether by way of a reduced Liability to Taxation, an amount available for surrender by way of Relief or otherwise is to be treated as a Saving; and

       10.6.2  If and to the extent that:-

               (a) any income, profits or gains of the Company not received by the Company are found to be subject to Taxation; and

               (b) the Seller has made a payment under this Deed in respect of such income, profits or gains; and

               (c) the Company subsequently receives the income, profits or gains and is not subject to Taxation the amount of Taxation which would otherwise have been payable in respect of the income, profits or gains is to be treated as a Saving.

10.7 In clause 10.1.1 an "Overprovision" exists if any provision for Taxation in the 2002 Audited Accounts is or proves to be overstated or excessive.

11     BUYER'S INDEMNITY

11.1 The Buyer covenants with the Seller to pay to the Seller an amount equal to any Taxation for which the Seller or any person connected with the Seller is made liable to pay by virtue of the operation of sections 767A, 767AA and 767B of ICTA 1988 in circumstances where the taxpayer company (as referred to in section 767A(1) is the Company.

11.2 The covenant in sub-clause 11.1 shall not apply to a Liability to Tax to the extent that the Seller is liable to the Buyer under this deed and has not paid an amount to the Buyer equal to and in respect of that Liability to Tax and not apply to Taxation which has been recovered under section 767B(2) of ICTA 1988 (and the Seller shall procure that no such recovery is sought to the extent that payment is made hereunder).

11.4 Any payment by the Buyer under this clause 11 shall constitute an adjustment in the Consideration.

12.    GENERAL

12.1 Any remedy or right conferred by this Deed on the Buyer for the breach of this Deed shall be in addition to and without prejudice to any other right or remedy available to it.

12.2 No failure or delay by the Buyer or time or indulgence given by it in or before exercising any remedy or right under or in relation to this Deed shall operate as a waiver of the same nor shall any single or partial exercise of any remedy or right preclude any further exercise of the same or the exercise of any other remedy or right.

12.3 No waiver by any party of any requirement of this Deed or of any remedy or right under this Deed shall have effect unless given by notice in writing signed by such party. No waiver of any particular breach of the provisions of this Deed shall operate as a waiver of any repetition of such breach.

12.4 Any release, waiver or compromise or any other arrangement which the Buyer gives or enters into with any party to this Deed in connection with this Deed shall not affect any right or remedy of the Buyer as regards any other party's liabilities under or in relation to this Deed and such other party shall continue to be bound by this Deed as if it had been the sole contracting party.

12.5 This Deed may be executed in two or more counterparts and execution by each of the parties of any one of such counterparts will constitute due execution of this Deed.

12.6 The Seller shall, and shall procure that any necessary third party shall, do, execute and perform all such further deeds, documents, assurances, acts and things as may be necessary to give effect to this Deed.

13.    NOTICES

13.1 Any notice to be given under this Deed shall be in writing and signed by or on behalf of the person giving it. Except in the case of personal service, any notice shall be sent or delivered to the party to be served at the address set out in the Schedule (marked: "for the attention of the Company Secretary").

13.2   Service of a notice must be effected by one of the following methods:

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

       13.2.1 in person on a director or the secretary and shall be treated as served at the time of such service;

       13.2.2 by prepaid first-class post (or by airmail if from one country to another) and shall be treated as served on the second (or if by airmail the fourth) Business Day after the date of posting. In proving service it shall be sufficient to prove that the envelope containing the notice was correctly addressed, postage paid and posted; or

       13.2.3 by delivery of the notice through the letterbox of the party to be served and shall be treated as served on the first Business Day after the date of such delivery.

13.3 A party may notify any other party of a change to the details referred to in clause 13.1 provided that such notification is made in accordance with clause 13.2 and shall only become effective on the date falling five Business Days after service of such notice (or, if later, on the date specified in such notice).

13.4 The Seller irrevocably authorises and appoints the Sellers' Solicitors or the firm which at the time in question has succeeded to it and carries on its practice) as its agent for service of notices and/or proceedings in relation to any matter arising out of or in connection with this Deed and service on such agent shall be deemed to be service on the Seller.

13.5 Any notice or proceeding served on the Seller by service on its agent shall be marked for the attention of Stephen J Nelson/Claire Scott-Priestley.

14.    APPLICABLE LAW AND JURISDICTION

14.1 This Deed and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of England.

14.2 The parties irrevocably submit to the non-exclusive jurisdiction of the courts of England and Wales in respect of any claim, dispute or difference arising out of or in connection with this Deed provided that nothing contained in this clause 14 shall be taken to have limited the right of the Buyer to proceed in the courts of any other competent jurisdiction.

15.    ASSIGNMENT

15.1 Subject to clause 15.2, no party shall be entitled to assign, transfer, or create any trust in respect of the benefit or burden of any provision of this Deed without the prior written consent of the other party.

15.2 All or any of the Buyer's rights under this Deed may be assigned or transferred by the Buyer to any third party, or made the subject of a trust created in favour of any third party, in any case including (without limitation):

           15.2.1 to or in favour of any other company which is a member of the same group of companies as the Buyer for any taxation purpose (the "Buyer's Group") (or by any such member to or in favour of any other member of the Buyer's Group) provided that if such assignee company leaves the Buyer's Group such rights are assigned or transferred to, or made the subject of a trust in favour of, another member of the Buyer's Group; and/or

           15.2.2 to or in favour of any person by way of security for borrowings of the Buyer's Group or by any liquidator, administrator or receiver of the Buyer or by any other person entitled to enforce such security.

16         GUARANTEE

16.1 The Guarantor hereby unconditionally and irrevocably undertakes to the Buyer:

           16.1.1 to procure that the Seller and/or any other member of the Retained Group duly and punctually performs and discharges all its obligations (the "Obligations") under this Tax Deed; and

           16.1.2 without prejudice to the generality of clause 16.1.1, and as principal obligor, to guarantee the due and punctual payment of any and all sums now and subsequently payable (the "Sums Payable") by the Seller and/or any other member of the Retained Group arising out of or in connection with this Tax Deed when the same shall become due and the Guarantor shall pay such sums upon demand.

16.2 The obligations assumed by the Guarantor in clause 16.1 constitute a continuing security which shall not be capable of being determined by notice and shall remain in force until all of the obligations of the Seller under this Tax Deed have been fully performed and discharged and all the Sums Payable have been fully paid. Where any discharge (whether in respect of the obligations of the Seller or any security for those obligations or otherwise) is made in whole or in part, or any arrangement is made on the faith of any payment, security or other disposition, which is avoided, or must be restored, on insolvency, liquidation or otherwise (without limitation), the liability of the Guarantor under this clause 16 shall continue as if the discharge or arrangement had not occurred.

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

16.3 Neither the obligations of the Guarantor nor the rights and remedies of the Buyer under clause 16.1 or otherwise conferred by law shall be discharged, prejudiced or impaired by reason of:

           16.3.1 any amendment to this Tax Deed or any variation of any of the Obligations;

           16.3.2 any incapacity or lack of powers, authority or legal personality of, or dissolution or change in the members or status or constitution of, the Seller, the Guarantor, the Buyer or any other person or the acquisition of all or part of the undertaking of the Buyer, the Seller, the Guarantor or any other person by another person;

           16.3.3 any of the Obligations being or becoming invalid, illegal, void or unenforceable for any reason;

           16.3.4 any time or indulgence given or agreed to be given, or any composition or arrangement made or accepted in respect of any of the Obligations;

           16.3.5 any postponement, discharge, reduction, non-provability or other similar circumstance affecting any of the Obligations and/or the Sums Payable resulting (a) from the making of any composition or arrangement by the Seller with its creditors or (b) from any insolvency, liquidation or dissolution proceedings or (c) from any law, regulation or order. In each such case (a) every reference to the Obligations and the Sums Payable shall, for the purposes of the liabilities of the Guarantor under this clause 16, be construed as if there were no such circumstance and (b) where such case involves the making of any such compromise or arrangement and any part of the Obligations are transferred to any other person, the provisions of clauses 16.1 to 16.4 shall, in addition, be construed as if the expression "Seller" included such other person.

           16.3.7 any other act, event or omission which, but for this provision, would or might operate to offer any legal or equitable defence for or impair or discharge the Guarantor's obligations under clauses 16.1 to 16.4 or prejudicially affect the rights or remedies of the Buyer under clauses 16.1 to 16.4 or otherwise conferred by law.

16.4       The Buyer may enforce the obligations of the Guarantor under clauses
           16.1 to 16.4 without first taking any steps or proceedings against the Seller or any other member of the Retained Group.

16.5 The guarantee contained in clauses 16.1 to 16.4 is in addition to and is not in any way prejudiced by any other security now or subsequently held by the Buyer.

16.6 Until all of the Obligations of the Seller under this Tax Deed have been fully performed and discharged and all the Sums Payable have been irrevocably been paid in full, the Guarantor shall not, after a claim has been made or by virtue of any payment or performance by it under this clause 16:

           16.6.1 be subrogated to any rights, security or monies held, received or receivable by the Buyer (or any person on its behalf) or be entitled to any right of contribution or indemnity in respect of any payment made or monies received on account of the Guarantor's liability under this clause 16;

           16.6.2 claim, rank, prove or vote as a creditor of the Seller in competition with the Buyer (or any person on its behalf);

           16.6.3 receive, claim or have the benefit of any payment, distribution or security from or on account of the Seller or exercise any rights of set-off against the Seller, unless the Buyer otherwise directs.

           The Guarantor shall hold in trust and as soon as reasonably practicable pay or transfer to the Buyer any payment or distribution or benefit of the security received by it contrary to this clause 16.

AS WITNESS this Deed has been executed as a deed by or on behalf of the parties the day and year first before written.

                                  THE SCHEDULE

                                     PART I

                                   THE COMPANY

Incorporated:                              30 July 1998

Registered in England under No.:           03610221

Registered Office:                         21 Holborn Viaduct,

                                           London EC1A 2DY

Authorised Share Capital:                  (pounds)1,250,000

                                           comprising 1,250,000 ordinary shares
                                           of (pounds)1.00 each

Issued Share Capital:                      (pounds)1,250,000

                                           comprising 1,250,000 ordinary shares
                                           of (pounds)1.00 each held by the
                                           Seller

Directors:                                 Ronald Joseph Delnevo

                                           Daniel Henry

Secretary:                                 Sisec Limited

Auditors:                                  KPMG

Accounting Reference Date:                 31 December

Charges: Rent deposit deed in favour of Bayford Properties Limited, created on 8 June 2001

                                           Debenture in favour of Barclays Bank
                                           PLC created on 10 December 2001.

SIGNED as a DEED                   )

by THE SELLER                      )



                                   ................................

                                   Duly Authorised Signatory




SIGNED as a DEED                   )

by THE BUYER                       )

acting by Director                 )

and Director/Secretary             )


                                   ................................

                                   Signature of Director




                                   ................................

                                   Signature of Director/Secretary

SIGNED as a DEED                   )

by THE GUARANTOR                   )




                                   ................................

                                   Duly Authorised Signatory